MARKETING AGREEMENT

This MARKETING AGREEMENT (this “Agreement”) is entered into, as of April 22, 2008, by and between i2Telecom International, Inc., a Washington corporation, with its principal office at 5070 Old Ellis Point, Suite 110, Roswell, GA 30076 (“Company”) and Virenta, LLC, a Texas limited liability company, with an address at PO BOX 92338, Southlake, Texas 76092 (“Virenta”).

RECITALS:

WHEREAS, Virenta, by and through its officers, employees, agents, representatives and affiliates, has expertise in the areas of marketing, product strategy and other matters relating to the business of the Company; and

WHEREAS, the Company desires to utilize the expertise of Virenta.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions herein set forth, the parties hereto agree as follows:

1.	Definitions.

1.1.
The terms defined in this Section shall have the meanings set forth below whenever they appear in this Agreement, unless the context in which they are used clearly requires a different meaning, or a different definition is described for a particular Section or provision.

1.1.1.
“Subscriber Override” means (a) fifteen percent (15%) of the revenue the Company receives from each subscriber of the Company when the subscriber subscribes to the Company’s services through a Direct Channel; or (b) thirty percent (30%) of the Net Margin the Company earns from each subscriber of the Company when the subscriber subscribes to the Company’s services through an Indirect Channel.

1.1.2.
“Bounty” means a one-time payment of Ten Dollars ($10.00) for each new subscriber who subscribes to the Company’s services through one of Virenta’s marketing programs or through one of the Strategic Partners introduced to the Company by Virenta; provided, however, that the new subscriber remains a customer of the Company for at least 90 days and has a monthly average revenue of at least $15.00 per month for those 90 days.

1.1.3.
“Profit Participation” means fifty percent (50%) of the profits received by the Company from each new subscriber of the Company when the new subscriber subscribes to the Company’s services through one of Virenta’s marketing programs or through one of the Strategic Partners introduced to the Company by Virenta when the Company’s Net Profit after all costs and commissions is in excess of twenty-five (25%).

Agreement – Page 1 of 9	Company:_____; Virenta:______

1.1.4.	“Net Margin” means gross revenue received less (a) cost of goods sold and (b) $1.00 per month per user to the Company for general and administrative expenses.

1.1.5.	“Cash Flow Positive” means earnings before interest, taxes depreciation and amortization for a fiscal year-end quarter.

1.1.6.
“Strategic Partner(s)” means an individual, entity or organization with which the Company enters into a contractual agreement for the individual, entity or organization to provide the Company’s services.

1.1.7.	“Direct Channel” means a subscriber who subscribes to the Company’s services without a channel relationship between the subscriber and the Company.

1.1.8.	“Indirect Channel” means a subscriber who subscribes to the Company’s services through and with a channel partner of the Company between the subscriber and the Company.

2.	Services.

2.1.	Company agrees to hire Virenta and Virenta agrees to provide services to Company in the areas of marketing, product strategy and other matters relating to the business of the Company (the “Services”).

3.	Online Marketing.

3.1.
Virenta is granted the right to market the Company’s services through web-based online affiliate registration programs and other similar web-based programs. Virenta will be given such other rights necessary to protect the implementation of Virenta’s online marketing programs.

3.1.1.
Incentive payments to third parties associated with Virenta’s affiliate registration and online marketing programs will be paid by the Company. The Company must approve all incentive payments prior to the implementation of the programs by Virenta.

3.1.2.
The Company agrees to make trial periods and discounts available to potential customers solicited by Virenta. The Company must approve all trial periods and discounts offered by Virenta prior to the implementation of the programs by Virenta.

4.	Wholesale Minutes.

4.1.
Virenta will be allowed to sell airtime minutes on a wholesale basis. The parties recognize that the selling of wholesale minutes will not commence until appropriate processes and technologies are implemented by the Company and such processes and technologies are not currently in place. The parties further agree that they will work in good faith to implement such processes and technologies as their resources allow.

Agreement – Page 2 of 9	Company:_____; Virenta:______

5.	Cash Compensation.

5.1.
The Company will pay Virenta $22,916.00 monthly (the “Monthly Payment”). Twenty-five percent (25%) of the Monthly Payment will be deferred until the Company becomes Cash Flow Positive or other mutually agreed-upon financial objectives are met at which time the deferred amount will be paid in full. As the Subscriber Revenue (defined later herein) increases, the Monthly Payment will be offset and decrease so that the combination of the Monthly Payment and the Subscriber Revenue equals at least $22,916.00 per month. When the Subscriber Revenue exceeds $22,916.00 in any given month no Monthly Payment will be made or owed in that given month. The Monthly Payment will be paid on or before the 10th day of the month following the month in which the Monthly Payment was earned.

5.2.	The Company will pay Virenta a Bounty on a monthly basis.

5.3.	The Company will pay Virenta a Subscriber Override on a monthly basis.

5.3.1.	If this Agreement is terminated the Subscriber Override will be paid as follows.

5.3.1.1.
For the first twelve months after the Agreement is terminated, the Subscriber Override will be one-hundred percent 100% of what the Virenta would normally be entitled to receive had the Agreement not been terminated.

5.3.1.2.
For the second twelve months after the Agreement is terminated, the Subscriber Override will be seventy-five percent (75%) of what the Virenta would normally be entitled to receive had the Agreement not been terminated.

5.3.1.3.
For the third twelve months after the Agreement is terminated, the Subscriber Override will be fifty percent (50%) of what the Virenta would normally be entitled to receive had the Agreement not been terminated.

5.3.1.4.	After thirty-six months after the Agreement is terminated the Subscriber Override will end and no further Subscriber Override will be owed to Virenta.

5.4.	The Company will pay Virenta a Profit Participation on a quarterly basis.

5.4.1.	If this Agreement is terminated the Profit Participation will be paid as follows:

Agreement – Page 3 of 9	Company:_____; Virenta:______

5.4.1.1.
For the first twelve months after the Agreement is terminated, the Profit Participation will be one-hundred percent 100% of what the Virenta would normally he entitled to receive had the Agreement not been terminated.

5.4.1.2.
For the second twelve months after the Agreement is terminated, the Profit Participation will be seventy-five percent (75%) of what the Virenta would normally be entitled to receive had the Agreement not been terminated.

5.4.1.3.
For the third twelve months after the Agreement is terminated, the Profit Participation will be fifty percent (50%) of what the Virenta would normally be entitled to receive had the Agreement not been terminated.

5.4.1.4.	After thirty-six months after the Agreement is terminated the Profit Participation will end and no further Profit Participation will be owed to Virenta.

5.5.
The parties agree that if an opportunity to market the Company’s services is presented but the Company’s costs and Virenta’s compensation in this section 5 make the opportunity economically unfeasible, the parties will review the compensation in this section 5 and the Company’s costs to determine if adjustments would make the opportunity feasible. If the parties agree to adjustments, such adjustments must be reduced to writing and signed by both parties before they are effective.

5.6.
The Bounty and the Profit Participation will be applicable to only the accounts generated from the programs and Strategic Partners listed on Exhibit “A” attached hereto and incorporated herein. Exhibit “A” will be revised from time to time as new programs and relationships with Strategic Partners are begun. Revisions to Exhibit A will be made according to the following procedure.

5.6.1.	The initial Exhibit A will be dated and signed by both parties.

5.6.2.	Virenta will add accounts and Strategic Partners (the “Added Accounts”) to Exhibit A as such Added Accounts become known to Virenta (the “Revised Exhibit A”).

5.6.3.	Virenta will forward the Revised Exhibit A to the Company to the attention of Paul Arena and/or will email the Revised Exhibit A to Paul Arena at parena@i2Telecom.com.

5.6.4.
The Added Accounts will be accepted and the Revised Exhibit A will be considered a part of this Agreement unless within 10 business days of receipt of the Revised Exhibit A the Company delivers to Virenta written notice containing Company’s reasons for disputing the addition of the Added Accounts.

Agreement – Page 4 of 9	Company:_____; Virenta:______

5.6.5.	If the Company objects to the Revised Exhibit A and the Company has a prior relationship with the disputed Added Accounts, the Added Accounts will not become a part of this Agreement.

6.	Stock Warrants.

6.1.	Virenta will be issued warrants to purchase two million (2,000,000) shares of Company common stock exercisable at $0.10 each (“Shares”) with a three year exercise period, (the “Warrants”).

6.1.1.
Seven-hundred and fifty thousand (750,000) Warrants will be issued and vested on a time-based schedule as follows: (a) two-hundred and fifty thousand (250,000) Warrants will vest on the first six-month anniversary of the signing of this Agreement; (b) two-hundred and fifty thousand (250,000) Warrants will vest on the second six-month anniversary of the signing of this Agreement; and (c) two-hundred and fifty thousand (250,000) Warrants will vest on the third six-month anniversary of the signing of this Agreement.

6.1.2.
Seven-hundred and fifty thousand (750,000) Warrants will vest on a performance-based schedule as follows: (a) two-hundred and fifty thousand (250,000) Warrants will vest after the first $5,000,000 of profitable Company revenue generated by Virenta, (b) two-hundred and fifty thousand (250,000) Warrants will vest after the second $5,000,000 of profitable Company revenue generated by Virenta; and (c) two-hundred and fifty thousand (250,000) Warrants will vest after the third $5,000,000 of profitable Company revenue generated by Virenta.

6.1.2.1.	The term “profitable Company revenue” means a minimum of 20% Net Profit.

6.1.3.
Five-hundred thousand (500,000) Warrants will vest on a Strategic Partners-based schedule as follows; (a) one-hundred twenty-five thousand (125,000) Warrants will vest upon the signing of an initial agreement with a Strategic Partner; (b) one-hundred twenty-five thousand (125,000) Warrants will vest upon the signing of a second agreement with a Strategic Partner; (c) one-hundred twenty-five thousand (125,000) Warrants will vest upon the signing of a third agreement with a Strategic Partner; and (d) one-hundred twenty-five thousand (125,000) Warrants will vest upon the signing of a fourth agreement with a Strategic Partner.

6.1.3.1.	In order to qualify as a Strategic Partner for purposes of paragraph 6.1.3 the organizations or entities must have annual revenue of at least $100,000,000.

6.1.4.
In the event of a Change in Control seventy-five (75%) of the Warrants addressed in paragraph 6.1 shall automatically become immediately vested. Additionally, Virenta will be issued additional Warrants in an amount equal to 30% of the unexercised Warrants (the “Additional Warrants”). The Additional Warrants will vest on the same schedule as the remaining 25% of the Warrants addressed in paragraph 6.1. et. seq.

Agreement – Page 5 of 9	Company:_____; Virenta:______

6.1.4.1.
The term “Change in Control” means: (i) a sale or transfer of substantially all of the issues of the Company in any transaction or series of related transactions (other than sales in the ordinary course of business); (ii) any merger, consolidation or reorganization to which the Company is a party, except for merger, consolidation or reorganization in which the Company is the surviving corporation and, after giving effect to such merger, consolidation or reorganization, the holders of the Company’s outstanding Common Stock (on a fully-diluted basis) immediately prior to the merger, consolidations or reorganization, capital stock holding a majority of the voting power of the Company; (iii) any sale or series of sales of shares of the Company’s capital stock by the holders thereof which results in any person or group of affiliated persons owning capital stock holding a majority of the voting power of the Company; (iv) any circumstance by which the persons who constitute the Company’s Board of Directors as of the date hereof cease for any reason to constitute a majority of the directors of the Company; or (v) any sale by the Company of all or substantially all of its assets.

7.	Intellectual Property.

7.1.
It is anticipated that Virenta will advise the Company regarding certain ideas and processes that may he patentable (the “Virenta Patent Contribution”). To the extent Virenta makes such a contribution, the parties recognize that the Company will own such patent rights.

7.2.
The Company agrees that in the event the Virenta Patent Contribution leads to valuable intellectual property for the Company, the Company will award a cash or stock bonus to Virenta and pay an ongoing royalty to Virenta. The amount of the bonus and royalty will be determined in good faith by the Company.

8.	Expenses.

8.1.
The Company agrees to pay for all actual reasonable and necessary expenses of Virenta that are directly related to the Services (the “Expenses.”) Expenses greater than $5000.00 in any month must he pre-approved by the Company. Expenses properly submitted by the end of the month will be paid on or before the 15th day of the following month.

Agreement – Page 6 of 9	Company:_____; Virenta:______

9.	Term and Termination.

9.1.
The initial term of this Agreement shall be for six (6) months (the “Initial Term”) and this Agreement shall not be cancelled by either party during the Initial Term. After the Initial Term, the Agreement shall automatically renew for a period of one year (the “Successive Term”) unless prior to expiration of the Initial Term, forty-five (45) day written notice is given by either party to terminate the Agreement.

9.2.	After the beginning of the Successive Term, the Agreement can he terminated by either party by giving forty-five (45) day written notice to the other party.

10.	Taxes.

10.1.
Virenta shall be responsible for all taxes arising from compensation and other amounts paid under this Agreement, and shall he responsible for all payroll taxes and fringe benefits of Virenta employees. Neither federal, nor state, nor local income tax, nor payroll tax of any kind, shall be withheld or paid by the Company on behalf of Virenta or its employees. Virenta understands that it is responsible to pay, according to law, Virenta’s taxes.

11.	Benefits.

11.1.
Virenta and Virenta’s employees will not be eligible for, and shall not participate in, any employee pension, health, welfare, or other fringe benefit plan, of the Company. No workers’ compensation insurance shall he obtained by Company covering Virenta or Virenta’s employees.

12.	Confidentiality.

12.1.
In performing consulting services under this Agreement, Virenta will be exposed to and will be required to use certain Confidential Information (as hereinafter defined) of the Company. Virenta agrees that Virenta will not and Virenta’s employees, agents or representatives will not, use, directly or indirectly, such Confidential Information for the benefit of any person, entity or organization other than the Company, or disclose such Confidential information without the written authorization of the President of the Company, either during or after the term of this Agreement, for as long as such information retains the characteristics of Confidential Information.

12.2.
Confidential Information shall be defined as any non-public information of either party or its affiliates, including, without limitation, any information concerning, derived from or in any way relating to the business, operations or financial condition of either party, marketing plans, business strategies, business plans, financial information, forecasts, personnel information, corporate structure, shareholder information, existing or potential acquisition targets, computer software, trade secrets and all other information which, if known, would be of advantage to others competing with, or that may compete with, either party or would he of disadvantage to either party, whether or not subject to patent, trademark, trade secret, copyright or other statutory protection (the “Confidential Information”).

Agreement – Page 7 of 9	Company:_____; Virenta:______

13.	Conflict of Interest.

13.1.
Virenta covenants and agrees not to consult or provide any services in any manner or capacity to a direct competitor of the Company during the duration of this Agreement unless express written authorization to do so is given by the Company’s Chief Executive Officer.

14.	Non-Solicitation.

14.1.
Virenta covenants and agrees that during the term of this Agreement, Virenta will not, directly or indirectly, through an existing corporation, unincorporated business, affiliated party, successor employer, or otherwise, solicit, hire for employment or work with, on a part-time, consulting, advising or any other basis, other than on behalf of the Company any employee or independent contractor employed by the Company while Virenta is performing services for the Company.

15.
This Agreement shall be construed, interpreted, and applied in accordance with the laws of the State of Georgia. This Agreement is the complete and exclusive statement regarding the subject matter of this Agreement and supersedes all prior agreements, understandings and communications, oral or written, between the parties regarding the subject matter of this Agreement. This Agreement is internationally binding and any breach of contract shall be applied in accordance with the laws of the United States of America.

16.	Revisions or amendments to this Agreement shall only he valid if made in writing, duly signed by each of the parties.

17.
Disputes in connection with the Agreement shall be finally settled by arbitration under the rules of the American Arbitration Association (the “AAA”). The arbitration proceedings shall take place in Atlanta, Georgia. The parties shall share equally in the expenses of the AAA.

18.
If any provision of this Agreement is found to be invalid or unenforceable, then the remainder of this Agreement will have full force and effect, and the invalid provision will be modified, or partially enforced, to the maximum extent permitted to effectuate the original objective.

19.
Failure by either party to enforce any term of this Agreement will not be deemed a waiver of future enforcement of that or any other term in this Agreement or any other agreement that may be in place between the parties.

20.
This Agreement may be executed in counterparts, each of which will he deemed an original, and all of which together constitute one and the same instrument. Each party will execute and promptly deliver to the other parties a copy of this Agreement hearing the original signature.

Agreement – Page 8 of 9	Company:_____; Virenta:______

21.
The Parties acknowledge and agree that damages alone would be insufficient to compensate one another for a breach of this Agreement and that irreparable harm would result from a breach of this Agreement. The parties hereby consent to the entering of an order for injunctive relief to prevent a breach or further breach, and the entering of an order for specific performance to compel performance of any obligations under this Agreement.

22.
All notices given hereunder will he given in writing (in English or with an English translation), will refer to Virenta and to this Agreement and will be delivered to the address set forth below by (i) personal delivery, (ii) delivery postage prepaid by an internationally-recognized express courier service:

22.1.	If to Company: Mr. Paul R. Arena, Chief Executive Officer, i2 Telecom International, 5070 Old Ellis Point, Suite 110, Roswell, GA 30076

22.2.	If to Virenta: Mr. Chris R. Miltenberger, Virenta, LLC, PO BOX 92338, Southlake, Texas 76092

22.3.
Notices are deemed given on (a) the date of receipt if delivered personally or by express courier or (b) if delivery is refused, the date of refusal. Notice given in any other manner will be deemed to have been given only if and when received at the address of the person to be notified. Either party may from time to time change its address for notices under this Agreement by giving the other party written notice of such change in accordance with this paragraph.

IN WITNESS WHEREOF, the parties have executed this Agreement as of April 22, 2008.

i2 Telecom International, Inc.	Virenta, LLC

By: /s/ Paul R. Arena	By: /s/ Andrew L. Berman

Name: Paul R. Arena	Name: Andrew L. Berman

Title: Chief Executive Officer	Title: Member

Date: April 22, 2008	Date: 4/22/08

Agreement – Page 9 of 9	Company:_____; Virenta:______

Marketing Agreement
Exhibit A

4/22/2008

Category	Company	Category
Computer manufacturers	Acer	**Software platforms**
	Dell	
	Gateway	
	HP	
	Lenovo	**Web bloggers**
	Apple	
	IBM	
Handset manufacturers	Nortel	
	Nokia	
	Ericsson	**Telco companies**
	Motorola	
	RIMM	
	Apple	
		Distributors to SMB Market
Distributors/Retail	Best Buy	
	Radio Shack	
	Carphone Warehouse	
	BrightStar	
	Brightpoint	
	Everwin	**Outsourcing companies**
	Circuit City	
	Fry's Electronics	
	Ultimate Electronics	
	Costco	
	~~Target~~	
	~~Walmart~~	
Media companies	Clear Channel	
Communities	Starbucks	
	Salesforce.com	
	Google	
	Amazon	
	Badui	
	Global Sources	
	Ebay	
Study abroad company	CET Academic Programs	
	Study Abroad.com	
Travel websites	Rick Steves.com	
	Tom Meyers.com	
	Orbitz	
	Travelocity	
	Amex	
	Hotels.com	

Company: ____________

Virenta: ____________

Marketing Agreement
Exhibit A

4/22/2008

Company

Microsoft
RIMM
Apple

Affiliate Program
Tech Bloggers
Frequent Flyer Forums
Traveling Blogs and Forums

Web Based
Emerging Country Providers

Arrow
Avnet
Imgram
Tech Data
Synnex

IBM
Infosys
Accenture
Deloitte

Company: ______________________ Virenta: ______________________